Filed Pursuant to Rule 433

Registration Statement No. 333-232933

November 16, 2021

Global Payments Inc.

$500,000,000 1.500% Senior Notes due 2024

$750,000,000 2.150% Senior Notes due 2027

$750,000,000 2.900% Senior Notes due 2031

Pricing Term Sheet

Issuer:	Global Payments Inc.

Format:	SEC Registered

Trade Date:	November 16, 2021

Settlement Date (T+4):	November 22, 2021

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

Capital One Securities, Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

Truist Securities, Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. Fifth Third Securities, Inc.

Co-Managers:	U.S. Bancorp Investments, Inc.
BMO Capital Markets Corp.
Regions Securities LLC
Synovus Securities, Inc.
CIBC World Markets Corp.
HSBC Securities (USA) Inc.
Mizuho Securities USA LLC
Citizens Capital Markets, Inc.
Scotia Capital (USA) Inc.

Terms Applicable to

$500,000,000 1.500% Senior Notes due 2024

Principal Amount:	$500,000,000

Maturity Date:	November 15, 2024

Interest Payment Dates:	May 15 and November 15 of each year, beginning May 15, 2022

Benchmark Treasury:	0.750% UST due November 15, 2024

Benchmark Treasury Price / Yield:	99-20 1/4 / 0.874%

Spread to Benchmark Treasury:	T+65 bps

Yield to Maturity:	1.524%

Coupon:	1.500%

Price to Public:	99.930% of the principal amount

Optional Redemption:	At any time prior to October 15, 2024 make-whole call as set forth in the preliminary prospectus supplement (T+10 bps).

At any time on or after October 15, 2024, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

Net Proceeds (before expenses):	$497,900,000

CUSIP / ISIN:	37940XAF9 / US37940XAF96

Terms Applicable to

$750,000,000 2.150% Senior Notes due 2027

Principal Amount:	$750,000,000

Maturity Date:	January 15, 2027

Interest Payment Dates:	January 15 and July 15 of each year, beginning July 15, 2022

Benchmark Treasury:	1.125% UST due October 31, 2026

Benchmark Treasury Price / Yield:	99-10 / 1.269%

Spread to Benchmark Treasury:	T+90 bps

Yield to Maturity:	2.169%

Coupon:	2.150%

Price to Public:	99.906% of the principal amount

Optional Redemption:	At any time prior to December 15, 2026 make-whole call as set forth in the preliminary prospectus supplement (T+15 bps).

At any time on or after December 15, 2026, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

Net Proceeds (before expenses):	$744,795,000

CUSIP / ISIN:	37940XAG7 / US37940XAG79

Terms Applicable to

$750,000,000 2.900% Senior Notes due 2031

Principal Amount:	$750,000,000

Maturity Date:	November 15, 2031

Interest Payment Dates:	May 15 and November 15 of each year, beginning May 15, 2022

Benchmark Treasury:	1.375% UST due November 15, 2031

Benchmark Treasury Price / Yield:	97-19+ / 1.635%

Spread to Benchmark Treasury:	T+130 bps

Yield to Maturity:	2.935%

Coupon:	2.900%

Price to Public:	99.699% of the principal amount

Optional Redemption:	At any time prior to August 15, 2031 make-whole call as set forth in the preliminary prospectus supplement (T+20 bps).

At any time on or after August 15, 2031, at 100% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

Net Proceeds (before expenses):	$742,867,500

CUSIP / ISIN:	37940XAH5 / US37940XAH52

The Issuer has filed a Registration Statement (including a prospectus) (File No. 333-232933) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement for the offering to which this communication relates and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting: BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department (email:dg.prospectus_requests@bofa.com;

telephone number: 1-800-294-1322); or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor (telephone number: (212) 834-4533). You are advised to obtain a copy of the prospectus and related prospectus supplement for the offering to which this communication relates and to carefully review the information contained or incorporated by reference therein before making any investment decision.